                           SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

Filed by the Registrant [x]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement           [_]  Confidential, for Use of the
                                                Commission Only (as permitted
[x]  Definitive Proxy Statement                 by Rule 14a-6(e)(2))

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                           BJ's Wholesale Club, Inc.
                -----------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                           BJ's Wholesale Club, Inc.
                -----------------------------------------------
                  (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.


     (1) Amount Previously Paid:

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

                    [BJ'S WHOLESALE CLUB LOGO APPEARS HERE]


                                                One Mercer Road
                                                Natick, Massachusetts 01760

                                                April 24, 2001

Dear Stockholder:

  We invite you to attend our 2001 Annual Meeting of Stockholders on Thursday, May 24, 2001, at 11:00 a.m. at Fleet Conference and Training Center, 100 Federal Street, Boston, Massachusetts. At this meeting, you are being asked to elect three directors.

  We hope that you will join us on May 24th and would like to take this opportunity to remind you that your vote is important.

                                  Sincerely,

/s/ John J. Nugent                                /s/ Herbert J. Zarkin
John J. Nugent                                    Herbert J. Zarkin
President and Chief Executive Officer             Chairman of the Board

                    [BJ'S WHOLESALE CLUB LOGO APPEARS HERE]

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 May 24, 2001

                               ----------------

  The Annual Meeting of Stockholders of BJ's Wholesale Club, Inc. will be held at Fleet Conference and Training Center, 100 Federal Street, Boston, Massachusetts, on Thursday, May 24, 2001 at 11:00 a.m. to:

  . Elect three directors to serve until the 2004 Annual Meeting of Stockholders; and

  .  Transact other business properly brought before the meeting.

  Stockholders of record at the close of business on April 16, 2001 may vote at the meeting.

                                          By Order of the Board of Directors

                                          SARAH M. GALLIVAN
                                              Secretary

Natick, Massachusetts
April 24, 2001

  PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD; OR SUBMIT YOUR VOTE AND PROXY BY TELEPHONE OR BY INTERNET IN ACCORDANCE WITH THE INSTRUCTIONS ON YOUR PROXY CARD. IF YOU ARE PRESENT AT THE MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

                           BJ's WHOLESALE CLUB, INC.

                        ANNUAL MEETING OF STOCKHOLDERS

                                 May 24, 2001

                                PROXY STATEMENT

                               ----------------

  We sent you this proxy statement and the enclosed proxy card because the Board of Directors of BJ's Wholesale Club, Inc. ("BJ's" or the "Company") is soliciting your proxy to vote your shares at the Annual Meeting. Unless you give different instructions, shares represented by properly executed proxies will be voted for the election of the three nominees set forth below. You may revoke your proxy before it is exercised by sending a written revocation to the Secretary of BJ's at the address below, by a later dated proxy or by a request at the meeting that the proxy be revoked.

  Stockholders of record at the close of business on April 16, 2001 are entitled to vote at the meeting. Each share of BJ's common stock, par value $.01 ("Common Stock"), outstanding on the record date is entitled to one vote. As of the close of business on April 16, 2001, there were outstanding and entitled to vote 72,791,034 shares of Common Stock.

  This Proxy Statement, the enclosed proxy card and the Annual Report of the Company for the fiscal year ended February 3, 2001 were first mailed to stockholders on or about April 24, 2001.

  The Company's fiscal year ends on the Saturday closest to January 31 of each year. Fiscal year references apply to the Company's fiscal year which ended on the Saturday closest to January 31 of the following year. For example, the fiscal year ended February 3, 2001 is referred to as 2000 or fiscal 2000. The Company's address is One Mercer Road, Natick, Massachusetts 01760.

Vote Required

  Under the Company's by-laws, so long as a quorum is present at the meeting, the election of directors will require a plurality of votes cast at the meeting. This means that the three nominees for director with the most votes will be elected whether or not such nominees receive a majority of the votes cast. Although proxies which withhold authority to vote for any nominee, or abstain from voting as to a particular matter, and broker non-votes (i.e., shares held by brokers or nominees which are not voted because instructions have not been received from the beneficial owners and the broker or nominee does not have discretionary authority) are counted as present for quorum purposes, these shares are not counted for, and have no effect on the outcome of, the election of directors.

                             ELECTION OF DIRECTORS

  BJ's Amended and Restated Certificate of Incorporation and by-laws provide for the classification of the Board of Directors into three classes, as nearly equal in number as possible, with the term of office of one class expiring each year. Your proxy will be voted to elect the three nominees named below, unless otherwise instructed, as directors for a term of three years expiring at the 2004 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified. The Board has voted to fix the number of directors at nine. The three nominees have indicated their willingness to serve, if elected. If a nominee becomes unavailable, your proxy will be voted either for another nominee proposed by the Board of Directors or a lesser number of directors as proposed by the Board of Directors. The nominees for election as directors and incumbent directors are as follows:

Nominees for Election as Directors--Terms Expiring 2004

  S. James Coppersmith, 68, has been a director of the Company since July 1997. He was a director of Waban Inc. ("Waban") from December 1993 to July 1997. Mr. Coppersmith is Vice Chairman of Rasky Baerlein Group. Mr. Coppersmith is also a director of Marketing Services Group, Inc. and Sun America Asset Management Corporation and a member of the Board of Governors of the Boston Stock Exchange. Mr. Coppersmith is a member of the Executive Compensation Committee.

  Thomas J. Shields, 54, has been a director of the Company since July 1997. He was a director of Waban from June 1992 to July 1997. He has served as President of Shields & Company, Inc., an investment banking firm, since 1991. Mr. Shields is also a director of Seaboard Corporation, Versar, Inc. and Clean Harbors, Inc. Mr. Shields is Chairman of the Audit Committee and a member of the Executive Compensation Committee, the Executive Committee and the Finance Committee.

  Herbert J. Zarkin, 62, has been a director of the Company since November 1996 and Chairman of the Board of Directors of the Company since July 1997. Mr. Zarkin has been Chairman of HomeBase, Inc., formerly known as Waban ("HomeBase"), since July 1997 and President and Chief Executive Officer of HomeBase since March 2000. He was a director, President and Chief Executive Officer of Waban from May 1993 to July 1997. Mr. Zarkin is Chairman of the Executive Committee and a member of the Finance Committee.

Incumbent Directors--Terms Expiring 2003

  Kerry L. Hamilton, 50, has been a director of the Company since July 1997. She was a director of Waban from September 1994 to July 1997. Ms. Hamilton is Vice President, Marketing for Marshalls, a leading off-price retailer which is a division of The TJX Companies, Inc. Prior to joining Marshalls in April 1996, Ms. Hamilton was Vice Chairman of Pamet River Partners, a marketing consulting firm, for two years. Ms. Hamilton is a member of the Executive Compensation Committee.

  Bert N. Mitchell, 63, has been a director of the Company since May 1998. In 1974, Mr. Mitchell founded Mitchell & Titus, LLP, the nation's largest minority-owned CPA firm, and serves as its Chairman and Chief Executive Officer. He is also Chairman of the Board of the Ariel Mutual Funds, which includes membership on the board of three individual funds. Mr. Mitchell is a member of the Audit Committee.

  John J. Nugent, 54, has been a director, President and Chief Executive Officer of the Company since July 1997. He was Executive Vice President of Waban and President of Waban's BJ's Wholesale Club division from September 1993 to July 1997. Mr. Nugent is a member of the Executive Committee and the Finance Committee.

Incumbent Directors--Terms Expiring 2002

  Ronald R. Dion, 55, has been a director of the Company since September 1999. Mr. Dion has been Chairman and Chief Executive Officer of R.M. Bradley & Co., Inc., a real estate firm, since 1997. From 1989 to 1997 he was President of R.M. Bradley & Co., Inc. Mr. Dion is a trustee of John Hancock Funds and Chairman of the Investment Committee of John Hancock Funds. Mr. Dion is a member of the Audit Committee.

  Lorne R. Waxlax, 67, has been a director of the Company since July 1997. He was a director of Waban from January 1990 to July 1997 and Chairman of the Board of Directors of Waban from June 1996 to July 1997. He was an Executive Vice President of The Gillette Company from 1985 to 1993. Mr. Waxlax is also a director of HomeBase, Pennzoil-Quaker State Company, Hon Industries, Inc. and Clean Harbors, Inc. Mr. Waxlax is Chairman of the Executive Compensation Committee and a member of the Executive Committee.

  Edward J. Weisberger, 59, has been a director of the Company since November 1996. He was Senior Vice President of the Company from July 1997 to July 2000 and was Senior Vice President and Chief Financial Officer of Waban from September 1994 to July 1997. Mr. Weisberger is a director of HomeBase. Mr. Weisberger is Chairman of the Finance Committee.

The Board of Directors and its Committees

  The Audit Committee, which consists of three members (each of whom is independent, as defined by the applicable standards of the New York Stock Exchange), held three meetings during 2000. The Committee reviews with management, the internal audit group and the independent accountants the Company's financial statements, the accounting principles applied in their preparation, the scope of the audit, any comments made by the independent accountants on the financial condition of the Company and its accounting controls and procedures, and such other matters as the Committee deems appropriate. The Audit Committee also reviews with management such matters relating to compliance with corporate policies as the Committee deems appropriate.

  The Executive Compensation Committee, which held six meetings during 2000, reviews salary policies and compensation of officers and other members of management and approves compensation plans and compensation of certain officers and other members of management. This Committee administers the Company's incentive plans, including its stock incentive plan.

  The Board of Directors also has an Executive Committee, which has authority to act for the Board on most matters during intervals between meetings of the Board and is responsible for considering the qualifications of, and recommending to the Board of Directors, nominees to fill Board vacancies. This Committee will consider nominees recommended by stockholders if such recommendations are in writing and timely filed with the Secretary of the Company in accordance with the Company's by-laws. This Committee met once during 2000.

  In addition, the Board of Directors has a Finance Committee, which did not meet during 2000. This Committee reviews with management and advises the Board with respect to the Company's finances, including exploring methods of meeting the Company's financing requirements and planning the Company's capital structure.

  During 2000 the Board of Directors held five meetings and took action by written consent twice. Each director attended all of the meetings of the Board and Committees of which he or she is a member.

Compensation of Directors

  Non-employee directors are paid an annual retainer of $30,000 and fees of $1,250 for each Board meeting attended, $750 for each Committee meeting attended and $750 for certain telephone meetings. In addition, the Chairman of the Audit Committee and the Chairman of the Executive Compensation Committee are each paid $2,500 per annum for their services as such. All directors are reimbursed for their expenses related to attendance at meetings.

  Under the 1997 Director Stock Option Plan, as amended, on the date of each annual meeting, each continuing non-employee director is granted an option to acquire 2,500 shares of Common Stock, and each non-employee director newly elected, or elected after six months subsequent to the then most recent annual meeting, is granted an option to purchase 5,000 shares of Common Stock. Each non-employee director first elected as a director within six months after an annual meeting is granted an option for 5,000 shares of Common Stock on the date of such election. The option exercise price for each of these options is the fair market value of a share of Common Stock on the date of grant. Each option will expire ten years after the date of grant and will become exercisable in three equal annual installments beginning on the first day of the month which includes the first anniversary of the date of grant. If the director ceases to be a director prior to the date the option becomes fully exercisable, the unvested portion of the option will immediately expire. Any vested options will remain exercisable for a period of one year following cessation of service as a director of the Company. All unexercised options will become exercisable in full beginning 20 days prior to the consummation of a merger or consolidation, acquisition, reorganization or liquidation and, to the extent not exercised, shall terminate immediately after the consummation of such merger, consolidation, acquisition, reorganization or liquidation. Except as the Board may otherwise determine, options granted under this plan are not transferable.

  The Company had an employment agreement with Mr. Weisberger, which terminated on July 29, 2000. Under the agreement Mr. Weisberger received a salary of $75,000 for fiscal 2000 through July 29, 2000 and participated in specified incentive and other benefit plans through July 29, 2000.

                     BENEFICIAL OWNERSHIP OF COMMON STOCK

  The following table sets forth certain information regarding the beneficial ownership of Common Stock as of March 3, 2001 (unless otherwise indicated) by
(i) each person known to the Company to beneficially own more than 5% of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) each executive officer of the Company named in the Summary Compensation Table set forth on page 10, and (iv) all of the Company's current directors and executive officers as a group.

                                                                 Percentage of
                                                      Number of   Outstanding
   Name                                               Shares(1) Common Stock(1)
   ----                                               --------- ---------------
   FMR Corp.(2)...................................... 7,264,778      10.0%
   Edward C. Johnson 3d
   Abigail P. Johnson
    82 Devonshire Street
    Boston, MA 02109
   Massachusetts Financial Services Company (3)...... 3,946,732       5.4%
    500 Boylston Street
    Boston, MA 02116
   S. James Coppersmith..............................    24,050         *
   Ronald R. Dion....................................     3,520         *
   Kerry L. Hamilton.................................    20,450         *
   Bert N. Mitchell..................................     9,520         *
   Thomas J. Shields.................................    21,050         *
   Lorne R. Waxlax...................................    33,520         *
   Edward J. Weisberger..............................    50,544         *
   Herbert J. Zarkin.................................   731,283       1.0%
   John J. Nugent....................................   390,057         *
   Laura J. Sen......................................   164,268         *
   Michael T. Wedge..................................   154,052         *
   Frank D. Forward..................................   134,916         *
   All current directors and executive officers as a
    group (13 persons)............................... 1,805,347       2.4%

--------
 * Less than 1%.
(1) Includes, for the persons indicated, the following shares of Common Stock that may be acquired upon exercise of outstanding stock options which were exercisable on March 3, 2001 or within 60 days thereafter: Mr. Coppersmith, 20,050 shares; Mr. Dion, 2,520 shares; Ms. Hamilton, 20,050 shares; Mr. Mitchell, 8,520 shares; Mr. Shields, 20,050 shares; Mr. Waxlax, 17,520 shares; Mr. Zarkin, 680,000 shares; Mr. Nugent, 379,257 shares; Ms. Sen, 150,172 shares; Mr. Wedge, 151,988 shares; Mr. Forward, 108,290 shares; all directors and executive officers as a group, 1,622,997 shares.
(2) Information is at February 28, 2001, and is based on a Schedule 13G (as amended) filed with the Securities and Exchange Commission ("SEC") by FMR Corp., a holding company. FMR Corp. reported that (a) it (directly or indirectly) has sole dispositive power over all these shares, (b) it has sole voting power over 1,962,868 of these shares and no shared voting power, (c) these shares are held principally by Fidelity Management & Research Company, a wholly-owned investment adviser, and other investment companies and institutional accounts managed by subsidiaries of FMR Corp. and (d) the family of Edward C. Johnson 3d, including Mr. Johnson, the Chairman of FMR Corp., and his daughter Abigail P. Johnson, a director, and trusts for the family members' benefit may be deemed to form a controlling group with respect to FMR Corp.
(3) Information is at February 12, 2001, and is based on a Schedule 13G filed by Massachusetts Financial Services Company ("MFS") with the SEC. MFS reported that it had sole voting power with respect to 3,617,782 shares and sole dispositive power with respect to all 3,946,732 shares.

                               PERFORMANCE GRAPH

  Set forth below is a line graph comparing the cumulative total stockholder return on the Company's Common Stock, based on the market price of the Common Stock, with the cumulative total return of companies in the Standard & Poor's 500 Stock Index and the Dow Jones Industry Group Index RTB-Retail, Broadline from July 29, 1997 (the first day on which the Company's stock was publicly traded) to February 2, 2001 (the last trading day of fiscal 2000). The Dow Jones Industry Group Index RTB-Retail, Broadline is comprised currently of 27 specialty retail companies, including the Company. The graph assumes that the value of the investment at July 29, 1997 was $100 and that all dividends were reinvested. The values of investments in the companies in the Standard & Poor's 500 Stock Index and the Dow Jones Industry Group Index RTB-Retail, Broadline were measured as of the date nearest to the end of the indicated period for which index data is readily available.



                             [GRAPH APPEARS HERE]

--------------------------------------------------------------------------------------------------------
                         7/29/1997 1/30/1998 7/31/1998 1/29/1999 7/30/1999 1/28/2000 7/31/2000 3/02/2001
--------------------------------------------------------------------------------------------------------
BJ's Wholesale Club, Inc.  100.00    102.13   125.96    148.94    208.51    237.87    203.83    282.49
Dow Jones Industry
 Group Index RTD
 --Retail, Broadline       100.00    100.01   130.40    156.92    158.96    180.85    166.80    176.88
Standard & Poor's
 500 Stock Index           100.00    103.56   119.28    137.20    143.38    151.40    156.25    150.04
--------------------------------------------------------------------------------------------------------

                            EXECUTIVE COMPENSATION

       EXECUTIVE COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The following report has been submitted to the Board of Directors by its Executive Compensation Committee, in compliance with requirements of the SEC:

  As members of the Executive Compensation Committee (the "ECC"), it is our responsibility to review the Company's compensation policies and programs, approve or, with respect to the Chief Executive Officer, recommend to the Board of Directors for approval incentive plan awards and all elements of compensation for the Company's executive officers, and administer the Company's stock incentive plans. All of the members of the ECC are independent, non-employee directors.

Executive Compensation Principles

  The Company's executive compensation program is designed to provide competitive levels of compensation that:

  . Integrate compensation with the achievement of the Company's annual and long-term performance goals and business strategies,

  . Link management's long-term interests with stockholders' interests through stock-based awards,

  . Recognize management initiatives and achievements,

  . Reward outstanding corporate performance, and

  . Attract and retain key executives critical to the long-term success of the Company.

  With respect to Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), which limits the ability of publicly held corporations to deduct non-performance-based compensation for certain executive officers, the ECC believes that the Company's compensation plans should be structured to satisfy the requirements for tax deductibility, unless doing so is determined by the ECC to be not in the best interests of the Company.

Compensation Policies for Executive Officers

  The total compensation program for all executive officers, including executive officers named in the Summary Compensation Table, consists of both cash and equity-based compensation and takes into account applicable provisions of employment agreements of such officers. Through stock options and stock grants available under the Company's stock incentive plan, the ECC seeks to align executive officers' long-range interests with those of stockholders by providing executive officers with the opportunity to participate in the growth of the Company's stock value.

  The ECC is advised by Frederic W. Cook & Co., Inc. ("Cook"), compensation consultants, concerning salary competitiveness and the design of the Company's compensation programs. Cook provides services to the Company, which are billed at hourly rates, on an "as requested" basis. The Company does not have a retainer or other contract with Cook. The Company has had consultations with Cook in the past year.

  Base Salary. Base salaries for the Company's executive officers, including Mr. Nugent, are set within ranges that are determined based upon a review of publicly available information concerning compensation paid to executives with similar responsibilities at certain peer companies. The ECC utilizes Cook to assist in the compilation and interpretation of this information. The companies selected for these purposes are retailing companies, including major competitors of the Company. Not all of these peer companies are included in the Dow Jones Industry Group Index RTB-Retail, Broadline which appears in the Performance Graph on page 6. While the ECC's overall objective is to set base salaries at approximately the midpoint of competitive ranges, an individual executive's placement within a range and salary adjustments are based upon the ECC's subjective evaluation of the executive's performance and value to the Company. To further encourage long-term equity incentives, the ECC approved the grant on May 25, 2000, to Ms. Sen and Messrs. Nugent, Forward and Wedge of stock options in lieu of salary increases for the period June 4, 2000 through June 3, 2001, in the following amounts: Mr. Nugent, 100,000 shares; Mr. Forward, 40,000 shares; Ms. Sen, 40,000 shares; and Mr. Wedge, 40,000 shares.

  Annual Incentive Program. Under the Company's Management Incentive Plan ("MIP"), executive officers and other members of management are eligible to receive incentive cash awards based upon the level of achievement of pre-established annual performance goals. Mr. Zarkin is not eligible to earn awards under the MIP for periods beginning after February 3, 2001. At the beginning of each year, the ECC establishes the MIP performance goals and corresponding target awards, based on one or more of the following objective performance criteria: operating income, pre-tax income, net income, gross profit dollars, costs, any of the preceding measures as a percent of sales, earnings per share, sales, return on equity, and return on investment. Such goals, criteria and target awards may vary among participants. The ECC reviews the payout calculations after the year's financial results have been audited. Target awards for executive officers range from 20% to 50% of salary, but if targets are not met, there would be either no MIP award or a reduced award based on a percentage of the target realized. If results exceed goal(s), an executive officer could earn an additional award, depending upon the extent to which goals are exceeded. No executive officer may receive a MIP award in excess of $1,000,000 in any calendar year or, if less, 100% of base salary earned for the applicable performance period. MIP awards for 2000 for the Company's executive officers, including Mr. Nugent, were based on the Company's net income. Net income of the Company exceeded its MIP goal, resulting in payouts to Mr. Nugent and to the Company's other executive officers equal to 121.83% of the target awards. MIP performance goals for 2001 for the Company's executive officers, including Mr. Nugent, are based on the Company's net income.

  Long-Term Incentive Program. The Company's Growth Incentive Plan ("BJGIP") is intended to provide high-level executives of the Company, as selected by the ECC, with cash awards based upon the growth and performance of the Company. Mr. Zarkin does not participate in the BJGIP. All other executive officers, including Mr. Nugent, currently participate in the BJGIP, as do 32 other employees of the Company. Awards are earned based on one or more of the following objective measures of performance or growth, as selected by the ECC at the beginning of the award period: operating income, pre-tax income, net income, costs, any of the preceding measures as a percent of sales, earnings per share, sales, return on equity, and return on investment. All relevant factors upon which the cash award is based (e.g., performance measurement, length of award period, relation between performance and cash award) are determined at the beginning of the award period by the ECC. Awards issued to the Company's executive officers in 1998 were based on cumulative net income for the Company for the three-year period ended February 3, 2001. Fifty percent of the value of awards issued under the BJGIP in 1998 was paid in cash in April 2001, and 50% is payable in April 2002, contingent on employment continuing through March 31, 2002. Awards issued to the Company's executive officers in 2000 are based on cumulative net income for the Company for the three-year period ending February 1, 2003 and are payable in cash 50% in April 2003, contingent on employment continuing through February 1, 2003, and 50% in April 2004, contingent on employment continuing through March 31, 2004. No awards under the BJGIP were issued to Mr. Zarkin in 1998 or 2000. There is no target amount for each award. However, there is a threshold amount based on the Company's growth, and the value of each award increases as achievement of the performance measurement increases. No individual award payment can exceed $2,000,000 in any calendar year.

  The Company has made it a practice to provide incentives to its executive officers and other senior executives to achieve long-range goals that are typically expressed as either a compounded rate of earnings growth or three-year cumulative earnings. In determining the level of long-term incentive awards, the ECC takes into account a survey of the same peer companies referred to above, but does not target a specific percentile.

  Stock-Based Incentives. Stock options are awarded to the Company's key employees, including Mr. Nugent and other executive officers, by the ECC, based on its subjective assessment of the following factors: the compensation level and responsibility of the particular employee, the employee's contribution towards Company performance, and a survey of competitive compensation data of the same group of peer companies referred to previously in this report. The ECC generally targets awards to the median of such survey. The options are designed to reward recipients to the extent the Company's stock value is enhanced. Because of the vesting provisions of such grants, the options also provide an incentive for the employee to remain with the Company. Since the ECC does not grant options on a cumulative basis, the size of previous grants is not a factor in making current grants.

 Chief Executive Officer Compensation

  Pursuant to the terms of Mr. Nugent's employment contract, his salary is reviewed annually by the ECC. His salary was set at $650,000, effective June 6, 1999. As discussed above, the ECC approved the grant on May 25, 2000 to Mr. Nugent of 100,000 stock options in lieu of a salary increase for the 52-week period beginning June 4, 2000. Mr. Nugent's salary and the number of options (165,000) granted to him in 2000 were subjectively determined to provide a fully competitive compensation opportunity, based on Mr. Nugent's success in providing leadership to the Company, and after a review of competitive compensation data of the same group of peer companies referred to previously in this report without targeting a specific percentile range. The ECC believes stock option grants encourage long-term performance and promote management retention while further aligning stockholders' and management's common interest in enhancing the value of the Company's Common Stock.

  Mr. Nugent's current MIP award provides a target opportunity equal to 50% of base salary if performance goals are met; the actual payout can vary between 0% and 100% of base salary for the performance period. The MIP payout to Mr. Nugent for 2000 was equal to 61% of his fiscal 2000 salary.

                                          Executive Compensation Committee

                                          Lorne R. Waxlax, Chairman
                                          S. James Coppersmith
                                          Kerry L. Hamilton
                                          Thomas J. Shields

Compensation of Executives

  The following table sets forth certain information concerning the annual and long-term compensation paid for fiscal 2000, 1999 and 1998 to (i) the Company's Chief Executive Officer and (ii) the Company's four other most highly compensated executive officers during 2000 who were serving as executive officers of the Company on February 3, 2001 (collectively, the "Named Executive Officers").

                          Summary Compensation Table

                                                                   Long-Term
                                     Annual Compensation         Compensation
                                 --------------------------- ---------------------
                                                               Awards    Payouts
                                                             ---------- ----------
                                                     Other                            All
                                                    Annual   Securities              Other
        Name and                                    Compen-  Underlying    LTIP     Compen-
   Principal Position    Year(1)  Salary   Bonus   sation(2) Options(3) Payouts(4) sation(5)
   ------------------    ------- -------- -------- --------- ---------- ---------- ---------
John J. Nugent..........  2000   $662,500 $403,562  $27,789   165,000    $454,740   $38,225
 President and Chief      1999    632,692  614,913   26,763   100,000     386,528    36,435
 Executive Officer        1998    572,308  360,096   24,209   200,000     386,528    33,249
Herbert J. Zarkin.......  2000    356,731  217,302   14,963   250,000         --     21,237
 Chairman of the Board    1999    350,000  340,165   14,805       --      257,685    20,645
                          1998    350,000  220,220   14,805       --      257,685    20,609
Laura J. Sen............  2000    280,289  102,443   11,757    65,000     303,160    19,114
 Executive Vice
  President,              1999    269,808  157,335   11,413    30,000     180,380    18,290
 Merchandising            1998    260,000   98,155   10,998    50,000     180,380    17,800
Michael T. Wedge........  2000    280,289  102,443   11,757    65,000     303,160    18,514
 Executive Vice
  President,              1999    269,808  157,335   11,413    30,000     180,380    17,840
 Club Operations          1998    260,000   98,155   10,998    50,000     180,380    17,800
Frank D. Forward........  2000    265,000   96,855   11,116    65,000     303,160    18,350
 Executive Vice
  President,              1999    249,615  145,561   10,559    30,000     128,843    17,281
 Chief Financial Officer  1998    230,000   86,830    9,729    50,000     128,843    15,932

--------
(1) Refers to fiscal year ended on the Saturday closest to January 31 of the following year. 2000 was a 53-week fiscal year. 1999 and 1998 were 52-week years.
(2) Includes reimbursement for tax liabilities related to the Company's contributions under the Company's Executive Retirement Plan ("BJERP") (see "Retirement Benefits") and excludes perquisites having an aggregate value less than the lesser of $50,000 or 10% of salary plus bonus.
(3) Reflects the grant of options to purchase Common Stock. The Company has never granted stock appreciation rights.
(4) Payouts for 2000 represent 50% of the BJGIP award earned by the Named Executive Officers, other than Mr. Zarkin, for the three-year performance period ended February 3, 2001. The remaining 50% of the award is payable in April 2002, contingent on employment continuing through March 31, 2002. Payouts for 1999 and 1998 represent the BJGIP award earned by the Named Executive Officers for the three-year performance period ended January 30, 1999.

(5) For 2000, represents the Company's contributions under the BJ's 401(k) Savings Plan for Salaried Employees and the BJERP (see "Retirement Benefits") as presented below:

                                                                  2000 Company
                                                                  Contributions
                                                                 ---------------
                                                                 401(k)
                                                                 Savings
                                                                  Plan    BJERP
                                                                 ------- -------
      John J. Nugent............................................ $5,100  $33,125
      Herbert J. Zarkin.........................................  3,400   17,837
      Laura J. Sen..............................................  5,100   14,014
      Michael T. Wedge..........................................  4,500   14,014
      Frank D. Forward..........................................  5,100   13,250

Stock Option Grants

  The following table sets forth the stock option grants made by the Company to each of the Named Executive Officers during 2000:

                       Option Grants in Last Fiscal Year




                                       Individual Grants
                         ---------------------------------------------
                                    Percent of
                                      Total                            Potential Realizable Value
                         Number of   Options                           at Assumed Annual Rates of
                         Securities Granted to                          Stock Price Appreciation
                         Underlying Employees  Exercise or                 For Option Term(2)
                          Options   in Fiscal   Base Price  Expiration ---------------------------
Name                     Granted(1)    Year    Per Share(1)    Date    0%(3)     5%        10%
----                     ---------- ---------- ------------ ---------- ----- ---------- ----------
John J. Nugent..........  100,000       7.4%     $31.0000    5/25/10    $ 0  $1,949,573 $4,940,602
                           65,000       4.8       37.0625    9/14/10      0   1,515,046  3,839,425
Herbert J. Zarkin.......  250,000      18.6       37.0625    9/14/10      0   5,827,102 14,767,020
Laura J. Sen............   40,000       3.0       31.0000    5/25/10      0     779,829  1,976,241
                           25,000       1.9       37.0625    9/14/10      0     582,710  1,476,702
Michael T. Wedge........   40,000       3.0       31.0000    5/25/10      0     779,829  1,976,241
                           25,000       1.9       37.0625    9/14/10      0     582,710  1,476,702
Frank D. Forward........   40,000       3.0       31.0000    5/25/10      0     779,829  1,976,241
                           25,000       1.9       37.0625    9/14/10      0     582,710  1,476,702

--------
(1) All options granted in 2000 were granted with an exercise price equal to the closing price of the Common Stock on the New York Stock Exchange on the date of grant and expire ten years from the date of grant. The options which expire on May 25, 2010 vest in equal annual installments over two years. The options which expire on September 14, 2010 vest in equal annual installments over four years. All options vest upon a change of control (as defined).
(2) The dollar amounts in these columns are the result of calculations at 0% and the arbitrary appreciation rates of 5% and 10% set by the SEC and are not intended to forecast possible future appreciation, if any, of the Company's stock price.
(3) No gain to the optionees is possible without an appreciation in stock price, which will benefit all stockholders commensurately. A zero percent stock price appreciation will result in zero gain for the optionee.

Aggregated Option Exercises and Valuation

  The following table sets forth, on an aggregated basis, the exercise of stock options during fiscal 2000 by each of the Named Executive Officers and the fiscal year-end value of unexercised options held by such officers:

                Aggregated Option Exercises in Last Fiscal Year
                       and Fiscal Year-End Option Values

                                                            Number of
                                                      Securities Underlying     Value of Unexercised
                                                       Unexercised Options      In-The-Money Options
                                                       at Fiscal Year-End       at Fiscal Year-End(1)
                                                    ------------------------- -------------------------
                            Number of
                         Shares Acquired   Value
                           on Exercise    Realized  Exercisable Unexercisable Exercisable Unexercisable
                         --------------- ---------- ----------- ------------- ----------- -------------
John J. Nugent..........     312,393     $8,427,615   379,257      390,000    $10,743,713  $5,871,663
Herbert J. Zarkin.......     200,000      5,675,205   680,000      250,000     21,653,600   1,106,875
Laura J. Sen............         --             --    142,672      125,000      4,198,229   1,904,906
Michael T. Wedge........       6,056        158,864   144,488      125,000      4,264,011   1,904,906
Frank D. Forward........         --             --    100,790      125,000      2,713,253   1,904,906

(1) Based on the fair market value of the Common Stock on February 2, 2001 ($41.49 per share), less the option exercise price.

Long-Term Incentive Awards

  The following table sets forth information related to long-term incentive awards granted to the Named Executive Officers during fiscal 2000 pursuant to the BJGIP:

             Long-Term Incentive Plans--Awards in Last Fiscal Year




                               Number
                                 of     Performance   Estimated Future Payouts
                              Shares,    or Other    under Non-Stock Price-Based
                              Units or Period Until             Plans
                               Other   Maturation or ---------------------------
  Name                         Rights     Payout     Threshold Target  Maximum
  ----                        -------- ------------- --------- ------ ----------
John J. Nugent............... 15 Units FYE 1/01-1/03 $427,485   $ 0   $4,000,000
Laura J. Sen................. 10 Units FYE 1/01-1/03  284,990     0    4,000,000
Michael T. Wedge............. 10 Units FYE 1/01-1/03  284,990     0    4,000,000
Frank D. Forward............. 10 Units FYE 1/01-1/03  284,990     0    4,000,000

  Employees in high-level management positions in the Company, as selected by the Executive Compensation Committee, were awarded units under the BJGIP during fiscal 2000. Mr. Zarkin did not receive an award under the BJGIP in 2000. Each unit has a value in dollars equal to a designated percentage of improvement in net income during the three-year fiscal period ending February 1, 2003 over base period income, as defined, for the year ended January 29, 2000. No payment will be made unless cumulative net income is at least equal to 10% compounded growth over the base period amount. The "threshold" amounts in the table above would be earned upon achievement of 10% compounded growth in earnings. No individual award payment can exceed $2,000,000 in any calendar year. This limit is reflected in the "maximum" amount column of the table above. The BJGIP does not specify a target payout amount. Accordingly, pursuant to SEC rules, the target payout level in the table above assumes in each case that fiscal 2000's income level will be achieved in each of the three fiscal years during the award period. (If fiscal 2000's income level were achieved in each of fiscal 2001 and 2002, cumulative net income for the three-year period would be less than 10% compounded growth over the base period amount, and therefore, no payment would be earned.) The dollar amounts in the table are not intended to forecast future payments, if any, under the BJGIP.

  One-half of the cash award earned under the BJGIP for the three-year award period ending February 1, 2003 will be paid in April 2003 to participants employed through February 1, 2003. The remaining one-half of the award will be paid in April 2004, contingent upon employment continuing through March 31, 2004.

Retirement Benefits

  Under the BJERP, employees in high-level management positions in the Company, as selected by the ECC, including all executive officers, are eligible to receive annual cash retirement contributions in an amount determined by the ECC; provided that the annual retirement contribution shall equal, on an after-tax basis, at least three percent of the participant's base salary. All amounts paid under the BJERP are to be used exclusively to fund an investment vehicle, selected by the ECC, which is appropriate to provide retirement income, such as an insurance policy.

  The Company made retirement contributions after the end of 2000 equal to 5% (net of taxes) of each participant's base salary during 2000. If a participant terminates employment prior to the end of the fiscal year in which the participant is credited with four years of service, the participant forfeits the right to any benefit under the BJERP. As of February 3, 2001, all executive officers were credited with at least four years of service.

Employment Agreements

  Pursuant to his employment agreement, Mr. Nugent receives an annual base salary of $650,000 and participates in specified incentive and other benefit plans. The Company is entitled to terminate Mr. Nugent's employment at any time with or without cause (as defined). If Mr. Nugent's employment is terminated by the Company other than for cause, the Company is required to pay certain cash compensation amounts and to continue payment of Mr. Nugent's base salary and certain benefits for 12 months after termination at the rate in effect upon termination. The continuing base salary payments are subject to reduction after three months for compensation earned by Mr. Nugent from other employment, and the continuing benefits are subject to reduction at any time for comparable benefits received by Mr. Nugent from other employment.

  Pursuant to his employment agreement, Mr. Zarkin receives an annual base salary of $350,000 and participates in specified incentive and other benefit plans. Mr. Zarkin is not eligible to earn any awards under the Company's MIP for periods beginning after February 3, 2001. Mr. Zarkin must generally devote approximately one-half of his working time and attention to the performance of his duties and responsibilities under his employment agreement. The Company is entitled to terminate Mr. Zarkin's employment at any time with or without cause (as defined). If his employment terminates by reason of death, disability, incapacity or termination by the Company other than for cause, or if Mr. Zarkin resigns as a result of his being removed from his positions with the Company or as result of being relocated more than 40 miles from the Company's current headquarters, Mr. Zarkin is entitled to payment of certain cash compensation amounts and continuation of base salary and certain benefits for a period of 12 months after termination at the rate in effect upon termination. Any stock options or other stock-based awards held by Mr. Zarkin on the date of termination will continue to vest for three years, when they will expire, unless they expire earlier by their terms. The continuing base salary payments are subject to reduction after three months for compensation earned by Mr. Zarkin from other employment (other than employment at HomeBase), and the continuing benefits are subject to reduction at any time for comparable benefits received by Mr. Zarkin from other employment.

  The Company has an employment agreement with each of Ms. Sen and Messrs. Wedge and Forward under which they receive annual base salaries of $275,000, $275,000 and $260,000, respectively, and participate in specified incentive and other benefit plans. If employment is terminated by the Company other than for cause, each such executive is entitled to payment of certain cash compensation amounts and to certain benefits and continuation of base salary for 12 months after termination at the rate in effect upon termination. The continuing base salary payments are subject to reduction after three months for compensation earned by the executive from other employment, and the continuing benefits are subject to reduction at any time for comparable benefits received by the executive from other employment.

  In the event of a change of control followed by termination of employment as described below under "Change of Control Severance Benefits," each of the Company's executive officers would be entitled to the termination benefits described thereunder, to the extent such benefits would exceed the benefits otherwise described above.

Change of Control Severance Benefits

  The Company provides change of control severance benefits to its executive officers under individual agreements. Under the agreements, in general, upon the earlier of a Change of Control or a Potential Change of Control (as such terms are defined in the agreements) of the Company, the executive would be entitled to accelerated lump-sum payments of the MIP target award prorated for the year in which the change of control occurs. If, during the Standstill Period (which is 24 months after a Change of Control, except that if a Change of Control does not occur within 12 months of the Potential Change of Control, the Standstill Period will end 12 months after the Potential Change of Control), the Company were to terminate the executive's employment other than for cause (as defined) or the executive were to terminate employment for reasons specified in the agreement, or if employment were to terminate by reason of death, disability or incapacity, the executive would be entitled to receive an amount equal to two times the executive's annual base salary and MIP, except for Mr. Nugent who would be entitled to receive three times his annual base salary and MIP, unless the executive's termination occurs between eight and twelve months after a Change of Control and is voluntary, in which event the executive would be entitled to receive an amount equal to the executive's annual salary and MIP. For up to two years following termination, the Company would also be obligated to provide specified benefits, including continued medical and life insurance benefits, except for Mr. Nugent who would be entitled to receive such benefits for up to three years, unless the executive's termination occurs between eight and twelve months after a Change of Control and is voluntary, in which event the executive would be entitled to receive such benefits for up to one year. In the event of a Change of Control, the Company may reduce any payments to the executive to the extent necessary to preserve the tax deductibility of such payments under the Code. The Company would also be obligated to pay all legal fees and expenses reasonably incurred by the executive in seeking enforcement of contractual rights to which the executive becomes entitled during the Standstill Period. In addition, upon involuntary termination within the Standstill Period, any agreement by the executive not to compete with the Company following termination of the executive's employment would cease to be effective.

Indemnification Agreements

  The Company has entered into indemnification agreements with each of its directors and executive officers indemnifying them against expenses, settlements, judgments and fines incurred in connection with any threatened, pending or completed action, suit, arbitration or proceeding, where the individual's involvement is by reason of the fact that he or she is or was a director or officer of the Company or served at the Company's request as a director of another organization (except that indemnification is not provided against judgments and fines in a derivative suit unless permitted by Delaware law). An individual may not be indemnified if he or she is found not to have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, except to the extent Delaware law permits broader contractual indemnification. The indemnification agreements provide procedures, presumptions and remedies designed to substantially strengthen the indemnity rights beyond those provided by the Company's Amended and Restated Certificate of Incorporation and by Delaware law.

               RELATIONSHIP WITH HOMEBASE; CONFLICTS OF INTEREST

  In connection with the spin-off of the Company from Waban in July 1997 (the "Distribution"), BJ's and HomeBase entered into several agreements. Although the following summaries of certain of these agreements set forth an accurate description of their material terms and provisions, such summaries are qualified in their entirety by reference to the detailed provisions of the agreements, each of which has previously been filed with the SEC.

Distribution Agreement

  BJ's and HomeBase entered into a Separation and Distribution Agreement (the "Distribution Agreement"), which provided for, among other things, (i) the division between BJ's and HomeBase of certain assets and liabilities; (ii) other agreements governing certain aspects of the relationship between BJ's and HomeBase following the Distribution; and (iii) an agreement regarding certain matters relating to lease liabilities described below.

  Under the Distribution Agreement, except as provided in the other agreements, BJ's agreed to indemnify HomeBase for liabilities relating to BJ's business. Similarly, HomeBase agreed to indemnify BJ's for liabilities pertaining to HomeBase's business. The Distribution Agreement also requires BJ's and HomeBase to indemnify each other for losses incurred due to a failure to perform their respective obligations under the Distribution Agreement or any other agreement entered into in connection with the Distribution. In addition, the Distribution Agreement provides that HomeBase will provide liability insurance for a period of six years following the Distribution to each individual who served as a director or officer of Waban prior to the Distribution. BJ's also agreed to indemnify, defend and hold harmless each such individual from any losses and liabilities incurred in connection with the approval of the Distribution Agreement.

Leases

  Pursuant to the Distribution Agreement, effective upon the Distribution, BJ's assumed all liabilities to third-party lessors with respect to leases entered into by Waban with respect to the BJ's Division. While HomeBase will continue to be liable, by law, with respect to such lease liabilities, BJ's has agreed to indemnify HomeBase for such liabilities.

  In connection with the spin-off of Waban by The TJX Companies, Inc. ("TJX") in 1989, Waban and TJX entered into an agreement (the "1989 Agreement") pursuant to which Waban agreed to indemnify TJX against any liabilities that TJX might incur with respect to 42 current HomeBase real estate leases as to which TJX was either a lessee or guarantor. In connection with the Distribution, BJ's agreed to indemnify TJX with respect to any liabilities (as defined in the 1989 Agreement) that TJX may incur for HomeBase leases through January 31, 2003, and thereafter it will indemnify TJX for 50% of such liabilities. In addition, HomeBase agreed that it will not renew any lease identified in the 1989 Agreement as to which TJX is a lessee or guarantor unless TJX is removed as lessee or guarantor.

  The Distribution Agreement contains restrictions on the renewal of HomeBase leases similar to those agreed to by HomeBase and TJX. In addition, BJ's may not renew any of its real estate leases (other than ground leases) for which HomeBase may be liable during any period during which BJ's does not meet certain minimum standards of creditworthiness.

Tax Sharing Agreement

  BJ's and HomeBase entered into a Tax Sharing Agreement (the "Tax Sharing Agreement") providing for the allocation between the parties of federal, state, local and foreign tax liabilities, and the entitlement to tax refunds, for periods beginning prior to the date of the Distribution, and various related matters. Each party has agreed to indemnify the other in specified circumstances if certain events cause the Distribution or related transactions to become taxable. The Tax Sharing Agreement will continue in effect until otherwise agreed to in writing by BJ's and HomeBase.

Procedures for Addressing Conflicts

  As a result of the Distribution, BJ's and HomeBase have significant contractual and other ongoing relationships that may present certain conflict situations for Mr. Zarkin, who serves as Chairman of the Board of Directors of both companies and as President and Chief Executive Officer of HomeBase, and for Messrs. Waxlax and Weisberger, who serve as directors of both companies. Each of these persons also owns (or has options or other rights to acquire) a significant number of shares of common stock in both companies. BJ's has adopted procedures to be followed by its Board of Directors to limit the involvement of such persons in conflict situations whereby all transactions being considered by BJ's which relate to HomeBase must (i) be approved by a majority of the Board of Directors and by a majority of the disinterested members of the Board of Directors and (ii) be on terms no less favorable to BJ's than could be obtained from unaffiliated third parties, as determined by a majority of the Board of Directors and by a majority of the disinterested members of the Board of Directors.

Tax-Free Spin-Off

  Prior to the Distribution, Waban received a letter ruling from the Internal Revenue Service to the effect that, for federal income tax purposes, the Distribution would qualify as a spin-off under Section 355 of the Code and would be tax-free to Waban and the holders of its common stock at the time of the Distribution. Certain future events not within the control of BJ's could cause the Distribution not to qualify for tax-free treatment.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater-than-ten-percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

  To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, all Section 16(a) filing requirements applicable to its directors, officers and greater-than-ten-percent beneficial owners with respect to fiscal 2000 were met, except that Mr. Weisberger filed late by two days a Form 4 reporting a gift transaction.

                            AUDIT COMMITTEE REPORT

  The Audit Committee (the "Committee") consists of three directors, each of whom is independent as defined by the applicable standards of the New York Stock Exchange. A brief description of the responsibilities of the Committee is set forth above under the caption "The Board of Directors and its Committees" on page 3 and a copy of the Committee's Charter is attached hereto as Appendix A.

  The Committee has reviewed and discussed the Company's audited financial statements for fiscal 2000 with the management of the Company. The Committee has discussed with PricewaterhouseCoopers, the Company's independent accountants, the matters required to be discussed by Statement on Auditing Standards 61 (as modified or supplemented). The Committee also has received the written disclosures and the letter from PricewaterhouseCoopers required by Independence Standards Board Standard No. 1 (as modified or supplemented), and has discussed with PricewaterhouseCoopers its independence.

  Based on the review and the discussions referred to above, the Committee recommended to the Board of Directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended February 3, 2001 for filing with the Securities and Exchange Commission.

                                          The Audit Committee

                                          Thomas J. Shields, Chairman
                                          Ronald R. Dion
                                          Bert N. Mitchell

                  INDEPENDENT AUDITORS FEES AND OTHER MATTERS

Audit Fees

  PricewaterhouseCoopers billed the Company an aggregate of $282,690 in fees for professional services rendered in connection with the audit of the Company's financial statements for the most recent fiscal year and the reviews of the financial statements included in each of the Company's quarterly reports on Form 10-Q during the fiscal year ended February 3, 2001.

Financial Information Systems Design and Implementation Fees

  PricewaterhouseCoopers did not bill the Company for any professional services rendered to the Company and its affiliates for the fiscal year ended February 3, 2001 in connection with financial information systems design or implementation, the operation of the Company's information system or the management of its local area network.

All Other Fees

  PricewaterhouseCoopers billed the Company an aggregate of $638,331 in fees for other services rendered to the Company and its affiliates for the fiscal year ended February 3, 2001.

Appointment

  The Board of Directors has appointed PricewaterhouseCoopers as independent auditors to examine the financial statements of the Company for the fiscal year ending February 2, 2002. The Company expects that representatives of PricewaterhouseCoopers will be present at the meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                             STOCKHOLDER PROPOSALS

  Proposals of stockholders intended to be presented at the next annual meeting of stockholders, pursuant to Rule 14a-8 under the Exchange Act, must be received by the Company no later than 5 p.m. EST on December 26, 2001 in order to be considered for inclusion in the Company's proxy materials for that meeting. Proposals must be in writing and sent via registered or certified mail addressed to Sarah M. Gallivan, Secretary, BJ's Wholesale Club, Inc., One Mercer Road, Natick, Massachusetts 01760.

  The Company's by-laws require that the Company be given advance written notice of stockholder nominations for election to the Company's Board of Directors and of other matters which stockholders wish to present for action at an annual meeting of stockholders (other than matters included in the Company's proxy materials in accordance with Rule 14a-8 under the Exchange
Act). The Secretary must receive such notice at the address noted above not less than 70 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 20 days, or delayed by more than 70 days, from such anniversary date, the Secretary must receive such notice not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of the 70th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such annual meeting is first made. Assuming that the 2002 Annual Meeting is held during the period from May 7, 2002 to August 3, 2002 (as it is expected to be), in order to comply with the time periods set forth in the Company's by-laws, appropriate notice would need to be provided to the Secretary of the Company at the address noted above no earlier than February 23, 2002 and no later than March 15, 2002. If a stockholder fails to provide timely notice of a proposal to be presented at the 2002 Annual Meeting, the proxies designated by the Board of Directors of the Company will have discretionary authority to vote on any such proposal which may come before the meeting.

  The Company's by-laws also specify requirements relating to the content of the notice which stockholders must provide to the Secretary of the Company for any matter, including a stockholder nomination for director, to be properly presented at a stockholder meeting.

                                 OTHER MATTERS

  The Board of Directors has no knowledge of any other matter which may come before the meeting and does not intend to present any such other matter. However, if any such other matters shall properly come before the meeting or any adjournment thereof, the persons named as proxies will have discretionary authority to vote the shares represented by the accompanying proxy in accordance with their own judgment.

  The Executive Compensation Committee Report on Executive Compensation appearing above on pages 7 through 9, the Audit Committee Report appearing on page 16, the Charter of the Audit Committee attached as Appendix A and the Performance Graph appearing on page 6, shall not be deemed incorporated by reference by any general statement incorporating this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Exchange Act, except to the extent that the Company specifically incorporates such information by reference, and shall not otherwise be deemed filed under such Acts.

  The cost of solicitation of proxies will be borne by the Company. The Company has retained Georgeson Shareholder Communications Inc. to assist in soliciting proxies by mail, telephone and personal interview for a fee of $5,000 plus expenses. Officers and employees of the Company may, without additional remuneration, also assist in soliciting proxies in the same manner.

                                          By Order of the Board of Directors

                                          SARAH M. GALLIVAN
                                              Secretary

                                                                     Appendix A

                           BJ's Wholesale Club, Inc.
           Charter of the Audit Committee of the Board of Directors

Members:

  The Board of Directors shall appoint an Audit Committee to assist the Board of Directors in fulfilling its responsibilities to shareholders concerning the Company's accounting and reporting practices and to facilitate open communication between the Audit Committee, Board of Directors, outside auditors and management. The Audit Committee shall consist of at least three directors of the Board, one of whom shall be designated as chairperson and all of whom shall be "independent". Independent means a director who meets the New York Stock Exchange definition of "independence," as determined by the Board of Directors.

  Each member of the Company's Audit Committee must be financially literate and at least one member of the Audit Committee shall have accounting or related financial management expertise, both as determined in the Board of Directors' business judgment.

Responsibilities:

  The Audit Committee of the Board of Directors shall represent the Board of Directors in discharging its responsibilities relating to the accounting, reporting, and financial practices of the Company. The Audit Committee shall discharge its responsibilities and shall assess the information provided by management and the independent auditors in accordance with its business judgment.

  While the Audit Committee has the responsibilities and powers as set forth in this Charter, it is not the duty or obligation of the Audit Committee to plan, conduct, oversee or determine the appropriate scope of audits or to determine that the Company's financial statements are complete and accurate, fairly presented or are in accordance with generally accepted accounting principles or applicable law. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditors or to assure compliance with laws and regulations and the Company's code of conduct. In exercising its business judgment the Audit Committee shall rely on information and advice provided by management and the independent auditors.

The Audit Committee shall:

1. Review factors related to the qualifications and independence of the Company's independent auditors so as to help preserve their independence. Pursuant to such a review, the Committee shall:

  A. Recommend appointment of the Company's independent auditors annually, which auditors shall be ultimately accountable to the Board of Directors through the Audit Committee;

  B.  Approve any discharge of auditors when circumstances warrant;

  C.  Review and approve the independent auditors' fee arrangements;

  D. Conduct a post-audit review of the financial statements and audit findings, including any significant suggestions for improvements provided to management by the independent auditors;

  E. Review the nature of any management advisory services performed by the independent auditors; and

  F. Review information, including written statements from the independent auditors, concerning any relationships between the auditors and the Company or any other relationships that may adversely affect the independence of the auditors and otherwise assess the independence of the independent auditors as set forth in Independence Standards Board Standard No. 1.

2. Review and discuss with management and the independent auditors the Company's annual audited financial statements, including a discussion with the auditors of their judgment as to the Company's accounting principles and the matters about which Statement on Auditing Standards No. 61 requires discussion.

3. Review with management and the independent auditors the results of any significant matters identified as a result of the independent auditors' interim review procedures prior to the filing of each Form 10-Q. The Audit Committee Chairman may perform this function on behalf of the Audit Committee.

4. Annually review the Company's process of ensuring accurate and reliable financial reporting. Pursuant to such a review, the Committee shall:

  A. Ascertain through discussions with management the adequacy of the Company's system of internal controls, and discuss such system with the independent auditors and the Company's Vice President of Internal Audit;

  B.  Review the appointment and dismissal of the Vice President of Internal
      Audit;

  C.  Review the Internal Audit Department's annual plan; and

  D. Review reports issued by the Internal Audit Department summarizing its findings, recommendations and responses from management as to the corrective actions to be implemented.

5. Review changes in the accounting policies of the Company and accounting and financial reporting proposals that may have a significant impact on the Company's financial reports.

6. Provide open lines of communication with the Company's Chief Financial Officer and Vice President of Internal Audit.

7. On at least an annual basis, review with the Company's counsel any legal matters that could have a significant impact on the Company's financial statements.

8. If necessary, institute special investigations and, if appropriate, hire special counsel or experts to assist the Audit Committee.

9.  Regularly update the Board of Directors about the Committee's activities.

10. Review and reassess the adequacy of the Audit Committee Charter and present the revised or unchanged charter annually to the Board of Directors for approval.

11. After each change in the composition of the Audit Committee, and otherwise annually, request that the Board of Directors instruct the Company to prepare and provide to the New York Stock Exchange written confirmation of : (i) any determination by the Board of Directors concerning the independence of the Audit Committee members; (ii) the financial literacy of the Audit Committee members; (iii) the determination by the Board of Directors that at least one member of the Audit Committee has accounting or related management experience; and (iv) the Audit Committee's annual review of this Charter.

12. Prepare for inclusion where necessary in a proxy or information statement of the Company relating to an annual meeting of security holders at which directors are to be elected (or special meeting or written consents in lieu of meeting), the report described in Item 306 of Regulation S-K of the Securities and Exchange Commission.

Meetings:

  The Audit Committee will meet as often as it deems necessary or appropriate in its judgment, either in person or telephonically, and at such times and places as the Audit Committee determines. As it deems appropriate, but not less than once each year, the Audit Committee will meet privately with the independent accountants, the Chief Financial Officer or Controller and the Vice President of Internal Audit. At any meeting the majority of the members of the Audit Committee shall constitute a quorum.

Printed on Recycled Paper
                                        and
                                                           PRINTED WITH SOY INK

                                     PROXY

                          BJ's WHOLESALE CLUB, INC.
             Proxy Solicited on Behalf of the Board of Directors for the Annual Meeting of Stockholders, May 24, 2001

The undersigned hereby appoints Frank D. Forward, Sarah M. Gallivan and Thomas
J. Shields, and each of them, as proxies, with full power of substitution, to represent and to vote, as designated herein, all shares of Common Stock of BJ's Wholesale Club, Inc., at the Annual Meeting of Stockholders of BJ's Wholesale Club, Inc. to be held at Fleet Conference and Training Center, 100 Federal Street, Boston, Massachusetts, on Thursday, May 24, 2001 at 11:00 a.m., and at all adjournments thereof, which the undersigned could vote, if present, in such manner as they may determine on any matters which may properly come before the meeting and to vote on the following as specified below:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING:                    (Change of Address)
ELECTION OF DIRECTORS for a term to expire in 2004.            ------------------------------------------------------
Nominees: 01, S. James Coppersmith; 02, Thomas J. Shields;     ------------------------------------------------------
and 03, Herbert J. Zarkin                                      ------------------------------------------------------
                                                               ------------------------------------------------------
You are encouraged to specify your choices by marking the      ------------------------------------------------------
appropriate boxes on the reverse side but you need not mark    ------------------------------------------------------
any boxes if you wish to vote in accordance with the Board     ------------------------------------------------------
of Directors' recommendation. Please sign and return this      (If you have written in the above space, please mark
card if you are voting by mail.                                the corresponding box on the reverse side of this card)

THIS PROXY, WHEN PROPERLY EXECUTED ON THE REVERSE SIDE OF THIS CARD, WILL BE VOTED IN THE        --------------
MANNER DIRECTED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL         SEE REVERSE
NOMINEES. THE PROXIES, IN THEIR DISCRETION, ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS           SIDE
AS MAY PROPERLY COME BEFORE THE MEETING.                                                         --------------

--------------------------------------------------------------------------------
FOLD AND DETACH HERE ONLY IF YOU ARE RETURNING YOUR VOTED PROXY CARD BY MAIL

As part of BJ's Wholesale Club, Inc.'s ongoing efforts to reduce expenses, we are asking our stockholders to authorize us to send only one copy of stockholder publications to their household. If you are receiving multiple copies of stockholder reports at your address and wish to eliminate them for the account shown on the attached Proxy Card, please mark the appropriate box. You will continue to receive your proxy mailings for shares held in this account.

We urge you to vote your shares. Thank you very much for your cooperation and continued loyalty as a BJ's Wholesale Club, Inc. stockholder.

-----   Please mark your
  X     votes as in this
-----   example.

                              FOR ALL
                               Except
                    FOR      nominee(s)        WITHHELD
                    ALL     written below         ALL
Election of       -------     -------           -------                                                     -------
Directors                                                            Change of Address on Reverse Side
(see reverse)     -------     -------           -------                                                     -------
                                                                                                            -------
FOR, except vote withheld from the following nominee(s):             Will Attend Annual Meeting
                                                                                                            -------
---------------------------------------------------------                                                   -------
                                                                     Discontinue Mailing Publications
                                                                     to this Account                        -------



                                                                     The signer hereby revokes all proxies heretofore
                                                                     given by the signer to vote at said meeting or
                                                                     any adjournment thereof.

SIGNATURE(S) _____________________________________________  DATE _______________
NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Only authorized officers should sign for corporations. PLEASE SIGN AND DATE HERE AND RETURN PROMPTLY ONLY IF YOU ARE VOTING BY MAIL.
--------------------------------------------------------------------------------
 FOLD AND DETACH HERE ONLY IF YOU ARE RETURNING YOUR VOTED PROXY CARD BY MAIL.



                           BJ'S WHOLESALE CLUB, INC.

     Dear Stockholder:

     BJ's Wholesale Club, Inc. encourages you to take advantage of convenient ways by which you can vote your shares. You can vote your shares electronically through the Internet or by telephone. This eliminates the need to return the proxy card.

     To vote your shares electronically you must use the control number printed in the box above, just below the perforation. The series of numbers that appear in the box above is your personal code to access the system.

    1.  To vote through the Internet:
        . Log on to the Internet and go to the web site http://www.epoxyvote.com/bj

    2.  To vote by telephone:
        . On a touch-tone telephone call 1-877-PRX-VOTE (1-877-779-8683) 24 hours a day, 7 days a week. From outside the U.S. or Canada, you may dial 1-201-536-8073.

    Your electronic vote authorizes the named proxies in the same manner as if you marked, signed, dated and returned the proxy card.

                 YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING.

           IMPORTANT: PLEASE VOTE, DATE AND SIGN YOUR PROXY CARD AND
      RETURN IT IN THE ENVELOPE PROVIDED ONLY IF YOU ARE VOTING BY MAIL.
           PLEASE DO NOT RETURN YOUR PROXY CARD IF YOU ARE VOTING BY
                      TELEPHONE OR THROUGH THE INTERNET.